Exhibit 10.1

FORMA THERAPEUTICS HOLDINGS, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Forma Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high- caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.
Cash Retainers

(a)
Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors. No additional compensation for attending individual Board meetings.

(b)
Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:	$15,000

Audit Committee member:	$7,500

Compensation Committee Chairperson:	$10,000

Compensation Committee member:	$5,000

Nominating and Corporate Governance Committee Chairperson:	$8,000

Nominating and Corporate Governance Committee member:	$4,000

Research & Development Committee Chairperson:	$10,000

Research & Development Committee member:	$5,000

(c)
Additional Annual Retainer for Non-Executive Chairman of the Board: $30,000.

II.
Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(d)
Revisions. Subject to approval from the Board of Directors, the Compensation Committee may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

(e)
Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s

2020 Stock Option and Incentive Plan (the “2020 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.

(f)
Initial Grant. Each new Outside Director will receive an initial, one-time (i) stock option grant to purchase 13,500 shares of the Company’s common stock (the “Option Grant”) and (ii) restricted stock unit grant for 9,000 shares of the Company’s common stock (the “RSU Grant”) (the Option Grant and RSU Grant, collectively, the “Initial Grant”). 33.3% of the shares subject to the Initial Grant shall vest on the first anniversary of the applicable vesting commencement date and the remaining 66.7% of the shares subject to the Option Grant shall vest and become exercisable in 24 equal monthly installments thereafter, while 66.7% of the shares subject to the RSU Grant shall vest in 2 equal annual installments thereafter; provided, however, that all vesting ceases if the director ceases to provide services to the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

(g)
Annual Grant. On the date of the Company’s annual meeting of stockholders, each Outside Director who will continue as a member of the Board of Directors following such annual meeting of stockholders will receive on the date of such annual meeting (i) a stock option grant to purchase 6,750 shares of the Company’s common stock and (ii) a restricted stock unit grant for 4,500 shares of the Company’s common stock (the “Annual Grant”). All of the shares subject to the Annual Grant shall vest and become exercisable upon the earlier to occur of (i) the first anniversary of the grant date or (ii) the date of the next Annual Meeting of Stockholders; provided, however, that all vesting ceases if the director ceases to provide services to the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

III.
Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

IV.
Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed $750,000; provided, however that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board (or such other limit as may be set forth in Section 3(b) of the 2020 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Date Approved: May 14, 2020, as amended on July 28, 2020, June 17, 2021 and June 8, 2022.